Exhibit 99.1

Tweeter Home Entertainment Group Reports Sales and Expectations for Its Second Fiscal Quarter Ending March 31, 2004

•	Total Revenue increased 4% to $189 million

•	Comparable store sales increased 3% for the quarter

CANTON, MA, April 6, 2004 — Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) announced sales results for its second fiscal quarter ended March 31, 2004. Total revenue increased 4% from $182 million to $189 million compared to the same period last year while comparable store sales increased 3%.

Jeffrey Stone, President and Chief Executive Officer, stated, “It feels good to once again have a positive comp quarter under our belts. We believe that comps could actually have been higher but we made a strategic decision to eliminate a private customer sales event in February.”

Joseph McGuire, Senior Vice-President and Chief Financial Officer, said, “Supply chain initiatives are starting to be ingrained in our culture and resulted in approximately 35 basis points of improvement in turns for the comparable quarter. Our in-stock percentage is up over 85% for the second consecutive quarter, and discontinued inventory represents approximately 10% of overall inventory. Discontinued inventory greater than 180 days old is the lowest it has been in several years.”

McGuire went on to say, “We are pleased with our debt and inventory levels. We expect inventory to finish at approximately $124 million, down from $144 million last year, and debt outstanding dropped to $46.9 million from $67.9 million at this time last year.”

Stone added, “A critical link to our convergent future is our in-home services division which had a record quarter, growing to 3.5% of revenues – a 30% gain in dollars over the same quarter last year. We have been very diligent in challenging our model for this business, as we view each month’s results to ensure that the division’s business plan is profitable and sustainable. With over 400 associates currently on this team and a presence in every market, we are very close to perfecting this part of our business strategy.”

McGuire concluded, “We expect to beat plan slightly on the expense side but television is still the business driver and as a result gross margin was less than plan, due to both mix and rate. While we are working on attachment strategies to offset the margin loss, the results of those strategies are not yet mature and we expect a loss in the range of $(0.05) to $(0.08) per share for the quarter.”

“We believe that the decisions that we are making around managing inventory, changing internal process and brand repositioning, although having negative short-term impact, are in the best interest of the future of our franchise.”

The company plans to release earnings for the quarter on Tuesday, April 27, 2004 at 8:00am EDT. There will be a conference call to discuss the release at 10:30am EDT that same day. The press release will be available for viewing or download at our investor relations’ website, www.twtr.com after 8:00am on Tuesday, April 27, 2004. A live webcast of the call will be available. To access the webcast, logon at www.streetevents.com or from the Company’s investor relations website at www.twtr.com. There will be a brief presentation by Tweeter Home Entertainment Group management followed by a Q&A session with institutional owners. The conference call will be available for playback until Monday, May 3, 2004 at 5:00pm.

Tweeter will also be hosting its first ever analyst day for institutional analysts on Tuesday, May 11, 2004. Interested parties should contact Terry Becker via email at tbecker@twtr.com for information about this event.

Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) was founded in 1972 by current Chairman Sandy Bloomberg. Based in Canton, Massachusetts, the Company is a specialty retailer of mid- to high-end audio and video consumer electronics products. The Company’s fiscal 2003 revenues were $787 million. Tweeter was named “Consumer Electronics Retailer of the Year” four out of the past seven years by Audio-Video International, “1999 Retail Leader” by TWICE, and awarded Dealerscope’s 1999 Dealer’s Pride award. Tweeter Home Entertainment Group, Inc. now operates 175 stores under the Tweeter, HiFi Buys, Sound Advice, Bang & Olufsen, Electronic Interiors, Showcase Home Entertainment and Hillcrest High Fidelity names in the New England, Texas, Southern California, Mid-Atlantic, Chicago, Southeast, Florida and Phoenix markets. The Company employs more than 3,600 associates.

Further information on the Tweeter Home Entertainment Group can be found on the company’s website at www.twtr.com.

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For further information, contact Kate MacKinnon at (781) 830-3324; fax (781) 830-3223 or email at kmackinnon@twtr.com.

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Certain statements and projections contained in this press release, including, without limitation, statements containing the words “expects,” “plans,” “anticipates,” “believes,” or words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, including risks associated with the accuracy of projected loss per share of $(0.05) to $(0.08) for the March 2004 quarter, risks associated with projected inventory levels for quarter ended March 2004, risks associated with the current initiatives of managing inventory, changing internal process and brand repositioning are in the best long term interests of our franchise and those risks referred to in Tweeter’s Annual Report on Form 10-K filed on December 12, 2003 (copies of which may be accessed through the SEC’s web site at http://www.sec.gov), that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and projections.